GE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 RESULTS
Strong free cash flow finish to a challenging year; momentum growing across GE's businesses
Fourth quarter 2020:
•Total orders $23.2B, (7)%; organic orders (3)%
•Total revenues (GAAP) $21.9B, (16)%; Industrial organic revenues* $20.1B, (14)%
•Industrial profit margin (GAAP) of 14.4%, +800 bps; adjusted Industrial profit margin* 6.4%, (460) bps
•Continuing EPS (GAAP) $0.27, favorable year over year; adjusted EPS* $0.08, (60)%1
•GE Industrial CFOA (GAAP) $1.9B; Industrial free cash flow* $4.4B
Full year 2020:
•Total orders $72.0B, (20)%; organic orders (17)%; backlog $386.5B, (4)%
•Total revenues (GAAP) $79.6B, (16)%; Industrial organic revenues* $73.2B, (13)%
•Industrial profit margin (GAAP) of 10.0%, +790 bps; adjusted Industrial profit margin* 3.4%, (610) bps
•Continuing EPS (GAAP) $0.59, favorable year over year; adjusted EPS* $0.01, (98)%1
•GE Industrial CFOA (GAAP) $(1.3)B; Industrial free cash flow* $0.6B
BOSTON, Mass. — January 26, 2021 — GE (NYSE:GE) announced its fourth quarter and full year 2020 results.
GE Chairman and CEO H. Lawrence Culp, Jr. said, “As 2020 progressed, we significantly improved GE's profitability and cash performance despite a still-difficult macro environment. The fourth quarter marked a strong free cash flow finish to a challenging year, reflecting the results of better operations as well as strong and improving orders in Power and Renewable Energy."
Culp continued, “Over the past year our team proved resilient, and momentum is growing across our businesses. We are in leading positions to capture opportunities in the energy transition, precision health, and the future of flight. As we continue our transformation, we remain focused on strengthening GE and delivering value for the long term.”
GE made meaningful progress in 2020 on its priorities:
•Supporting the fight against COVID-19: Quadrupled ventilator production capacity and increased manufacturing capacity of other technologies used in the diagnosis and treatment of COVID-19. Supported 3,900 employees and their families through GE's Employee Relief Fund and supported global and community health and disaster relief efforts through the GE Foundation.
•Accelerating lean transformation: Reflected in improved results, including sequential margin expansion throughout the year and positive free cash flow. Realized more than $2 billion in cost actions and $3 billion in cash actions, in line with 2020 targets.
•Investing in leading technology and delivering for customers: Supplied the first purpose-built hydrogen-burning power plant in the U.S. with Gas Power's 7HA.02 turbine. Secured the first order for Renewable Energy's Haliade-X offshore wind turbine, which is now capable of generating up to 14 MW and has 5.7 GW of commitments. Received U.S. Federal Aviation Administration (FAA) certification of Aviation's GE9X engine, the world’s most powerful aircraft engine. Launched more than 40 new Healthcare products, including enhancing Mural Virtual Care Solution, which provides a complete view of patients' status across a care area, hospital, or system.
•Solidifying financial position: Reduced debt by $16 billion in 2020 and by $30 billion since the beginning of 2019. Reduced near-term liquidity needs by $10.5 billion, ending 2020 with $37 billion of liquidity. Closed sales of BioPharma and GE Lighting and launched program to fully monetize remaining stake in Baker Hughes.
•Continuing to build and empower world-class team: Appointed new CFO; CEOs of Aviation, Power Portfolio, and GE Capital; Chief Diversity Officer; Chief Audit Executive; and leaders throughout businesses and functions, including in commercial, supply chain, services, lean, and inclusion and diversity roles. Invested in new, virtual leadership development courses and lean training for employees.
*Non-GAAP Financial Measure
1 Includes negative impact from restructuring recast, detailed further on page 2.    1

Total Company Results
We present both GAAP and non-GAAP measures to provide investors with additional information. We believe that providing these non-GAAP measures along with GAAP measures allows for increased comparability of our ongoing performance from period to period. Please see pages 10-17 for explanations of why we use these non-GAAP measures and the reconciliation to the most comparable GAAP financial measures.

	Three months ended December 31				Twelve months ended December 31
Dollars in millions; per-share amounts in dollars and diluted	2020	2019	Year on Year		2020	2019	Year on Year
GAAP Metrics
GE Industrial Cash from Operating Activities (GE CFOA)	$1,921	$4,537	(58)%		$(1,254)	$4,614	U
Continuing EPS	0.27	0.07	F		0.59	(0.01)	F
Net EPS	0.27	0.06	F		0.58	(0.62)	F
Total Revenues	21,928	26,238	(16)%		79,619	95,214	(16)%
GE Industrial Profit Margin	14.4%	6.4%	800	bps	10.0%	2.1%	790	bps
Non-GAAP Metrics
GE Industrial Free Cash Flow (FCF)	$4,367	$3,884	12%		$606	$2,322	(74)%
Adjusted EPS-a)	0.08	0.20	(60)%		0.01	0.61	(98)%
GE Industrial Organic Revenues	20,051	23,240	(14)%		73,180	84,051	(13)%
Adjusted GE Industrial Profit-b)	1,289	2,689	(52)%		2,520	8,313	(70)%
Adjusted GE Industrial Profit Margin-b)	6.4%	11.0%	(460)	bps	3.4%	9.5%	(610)	bps
(a- Excludes non-operating benefit costs, gains (losses), restructuring & other charges, Steam asset impairments, SEC settlement charge, goodwill impairments and U.S. tax reform
(b- Excludes interest and other financial charges, non-op benefit costs, gains (losses), Steam asset impairments, SEC settlement charge, goodwill impairments and restructuring & other charges

Recent company updates include:
•As previously reported, GE launched a program in the third quarter of 2020 to fully monetize its Baker Hughes position over approximately three years. GE is receiving additional proceeds of $0.7 billion in January, for a total of approximately $1.2 billion to date, reducing GE's remaining interest in Baker Hughes to 30.1%.
•In the fourth quarter of 2020, GE reached a settlement with the SEC that concluded and resolved the SEC's investigation of GE in its entirety. Consistent with common SEC practice, GE neither admits nor denies the findings in an administrative order that the SEC issued in connection with the settlement. Under the settlement, among other terms, GE paid a civil penalty of $0.2 billion in December 2020, of which $0.1 billion was recorded at Corporate and $0.1 billion was recorded at GE Capital.
As part of GE's continued efforts to align its financial statements with the way it operates the company, and for improved comparability with peers and best practices, GE voluntarily elected to implement the below-referenced financial reporting changes in the fourth quarter of 2020. These changes are reflected in all periods presented in GE's fourth-quarter 2020 earnings presentation and will be reflected in GE's 2020 10-K.
•Changed presentation of GE Industrial restructuring program costs: To drive increased visibility and accountability for restructuring expense in GE's businesses, this will now be included in segment profit and adjusted EPS, except for significant, higher-cost programs that continue to be recorded within Corporate Items and Eliminations. This change better aligns restructuring expense with cash spend at the segments, driving accountability in both managing costs and benefits.
•Classification of Statement of Financial Position (current and non-current) and revised working capital definition: To drive increased transparency to operational drivers for near- and long-term cash needs and enhanced linkage to Free Cash Flow metrics.
•Presentation of research and development (R&D) expenses separately as part of costs and expenses in consolidated Statement of Earnings (Loss): Provides increased transparency to R&D spend and trends as part of GE's total investment in innovation.
•Ceased reporting GE Capital as an equity method investment within the GE Industrial column of financial statements: The GE Industrial column now contains only the earnings and cash flows of GE Industrial. This change has no impact on the GE Capital or Consolidated columns. All commercial transactions between GE Industrial and GE Capital continue to be reported on arms-length terms and are eliminated upon consolidation.
*Non-GAAP Financial Measure

2021 Outlook
GE announced the following total company outlook for full-year 2021:
•GE Industrial revenues* to grow organically in the low-single-digit range.
•Adjusted GE Industrial profit margin* to expand organically by 250-plus basis points.
•Adjusted earnings per share* of $0.15 to $0.25.
•GE Industrial free cash flow* of $2.5 billion to $4.5 billion.

GE's 2021 outlook reflects a reduction in cash and profit from businesses that were disposed in 2020 (primarily BioPharma) as well as continued reduction of Baker Hughes shareholder dividends in line with the orderly sale of GE's remaining stake. In the first quarter of 2020, BioPharma generated nearly $300 million* in cash and $400 million in profit, and GE received more than $250 million in Baker Hughes dividends in 2020. This outlook also assumes Aviation revenue being flat to up year-over-year, which is dependent on the Commercial Aviation market recovery accelerating in the second half of 2021 as well as the timing of aircraft deliveries. GE expects to improve operational performance in Power and Renewable Energy, with continued strength in Healthcare and better Capital earnings compared to 2020. GE also expects to achieve a GE Industrial net debt*/EBITDA* ratio of less than 2.5x over time and GE Capital remains committed to maintaining a debt-to-equity ratio of less than 4x.
GE will hold an Investor Update on Wednesday, March 10, 2021, with additional details on its 2021 outlook, including by segment.
*Non-GAAP Financial Measure

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management’s view of the relevant comparisons of financial results.

Power

	Three months ended December 31				Twelve months ended December 31
(In millions)	2020	2019	Year on Year		2020	2019	Year on Year
Orders	$5,616	$4,457	26%		$15,986	$16,899	(5)%
Revenues	5,383	5,401	—%		17,589	18,625	(6)%
Segment Profit/(Loss)	306	297	3%		274	291	(6)%
Segment Profit/(Loss) Margin	5.7%	5.5%	20	bps	1.6%	1.6%	—	bps
Orders of $5.6 billion were up 26% reported and 27% organically, with Gas Power equipment and service orders growth more than offsetting a decrease in Power Portfolio orders, which was largely driven by our decision to exit new build coal. Orders included 36 gas turbines, including 15 HA units and 2 aeroderivative units. Revenues of $5.4 billion were flat reported and down 1% organically*, with Gas Power down 3% organically* and Power Portfolio up 5% organically*. Segment profit of $0.3 billion was up 3% reported and 6% organically*, with all Power Portfolio businesses generating profit and Gas Power fixed costs* down 12%, partly offset by negative revenue mix as well as charges related to contracts and a specific customer credit event. Gas Power's cost measures and operational improvements enabled it to deliver positive FCF* in the year, one year ahead of its commitment. The team is focused on margin expansion and continuing to drive cost out.

Renewable Energy

	Three months ended December 31				Twelve months ended December 31
(In millions)	2020	2019	Year on Year		2020	2019	Year on Year
Orders	$6,292	$4,680	34%		$16,328	$16,884	(3)%
Revenues	4,442	4,747	(6)%		15,666	15,337	2%
Segment Profit/(Loss)	(87)	(227)	62%		(715)	(791)	10%
Segment Profit/(Loss) Margin	(2.0)%	(4.8)%	280	bps	(4.6)%	(5.2)%	60	bps
Orders of $6.3 billion were up 34% reported and 32% organically, driven by large Onshore Wind equipment orders in North America as well as the team’s first Haliade-X order in Offshore Wind. Revenues of $4.4 billion were down 6% reported and 7% organically*, mainly driven by more heavily weighted Onshore Wind deliveries last quarter. The Renewable Energy team delivered 1,013 new unit turbines and 146 repower upgrades in the quarter, with Onshore Wind delivering record volume in the year. Segment profit of negative $0.1 billion was up 62%, primarily driven by improved pricing and project execution. Renewable Energy ended 2020 with a record-high $30 billion backlog and is focused on continuing to improve its cost structure, project execution, and deal selectivity.

Aviation

	Three months ended December 31				Twelve months ended December 31
(In millions)	2020	2019	Year on Year		2020	2019	Year on Year
Orders	$6,331	$10,664	(41)%		$21,590	$36,738	(41)%
Revenues	5,847	8,936	(35)%		22,042	32,875	(33)%
Segment Profit/(Loss)	564	2,054	(73)%		1,229	6,812	(82)%
Segment Profit/(Loss) Margin	9.6%	23.0%	(1,340)	bps	5.6%	20.7%	(1,510)	bps
Orders of $6.3 billion were down 41% reported and 40% organically, with declines of approximately 21% in Commercial Engines and 52% in Commercial Services. Revenues of $5.8 billion were down 35% reported and 34% organically*, with equipment down driven by 309 fewer commercial engine sales year over year, including sales of 193 LEAP-1A and -1B units down 227 from last year largely due to lower 737 MAX production. Services revenues were also down, primarily due to lower commercial spare part shipments and decreased shop visits, and military revenues were flat. Segment profit of $0.6 billion was down 73% reported and 72% organically*, but grew sequentially primarily due to cost actions and improved volume in commercial end markets. Decremental margins were 48%.

*Non-GAAP Financial Measure

Healthcare

	Three months ended December 31				Twelve months ended December 31
(In millions)	2020	2019	Year on Year		2020	2019	Year on Year
Orders	$4,983	$5,896	(15)%		$18,645	$21,172	(12)%
Revenues	4,823	5,402	(11)%		18,009	19,942	(10)%
Segment Profit/(Loss)	949	1,138	(17)%		3,060	3,737	(18)%
Segment Profit/(Loss) Margin	19.7%	21.1%	(140)	bps	17.0%	18.7%	(170)	bps
Orders of $5.0 billion were down 15% reported and up 1% organically, with the difference largely due to the disposition of BioPharma. Healthcare Systems was up 1% organically with strength in Europe and China, and Pharmaceutical Diagnostics was down 1% organically. Revenues of $4.8 billion were down 11% reported and up 6% organically*, primarily driven by growth in Life Care Solutions including strong delivery of Carescape R860 ventilators as well as Imaging and Ultrasound volumes. Segment profit of $0.9 billion was down 17% reported and up 27% organically*, primarily due to cost reductions and increases in Healthcare Systems volume.

GE Capital

	Three months ended December 31			Twelve months ended December 31
(In millions)	2020	2019	Year on Year	2020	2019	Year on Year
Capital continuing operations	$(151)	$69	U	$(1,710)	$(530)	U
Discontinued operations	83	(63)	F	(90)	192	U
GE Capital Earnings	$(69)	$6	U	$(1,800)	$(338)	U

(In billions)	December 31, 2020	December 31, 2019	Variance
GE Capital continuing operations assets	$113.5	$117.5	$(4.0)
Continuing operations generated a net loss of $0.2 billion in the quarter. This was worse than prior year by $0.2 billion, with $0.1 billion driven by GE Capital's portion of the 2020 SEC settlement and the remainder by lower gains at GECAS and EFS, debt tender costs and taxes, partially offset by lower impairments at EFS and positive marks on the investment portfolio at Insurance. GE Capital continuing operations ended the year with $113.5 billion of assets, including $13.4 billion of liquidity.

As previously shared, in the fourth quarter, GE provided a capital contribution to GE Capital of $2 billion, in line with required annual Insurance statutory funding for 2020. The company expects an additional contribution from GE to GE Capital in 2021 to meet its existing insurance statutory funding requirement of approximately $2 billion. In light of the uncertain environment, further 2021 contributions depend on GE Capital’s performance, including GECAS operations and the Insurance statutory cash flow test results.

*Non-GAAP Financial Measure

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF EARNINGS (LOSS) (UNAUDITED)
	Consolidated			GE Industrial			GE Capital
Three months ended December 31	2020	2019	V%	2020	2019	V%	2020	2019	V%

Sales of goods and services	$20,271	$24,355	(17)%	$20,271	$24,460	(17)%	$8	$22	(64)%
GE Capital revenues from services	1,657	1,883		—	—		1,788	2,073
Total revenues	21,928	26,238	(16)%	20,271	24,460	(17)%	1,796	2,096	(14)%

Cost of sales	16,296	18,222		15,772	17,821		532	528
Selling, general and administrative expenses	3,250	3,829		3,039	3,670		280	254
Research & development	635	859		635	859		—	—
Interest and other financial charges	737	955		254	423		539	619
Insurance losses and annuity benefits	573	582		—	—		572	583
Goodwill impairments	—	2		—	2		—	—
Non-operating benefit costs	611	1,150		609	1,144		2	6
Other costs and expenses	62	120		—	—		74	101
Total costs and expenses	22,164	25,718	(14)%	20,310	23,917	(15)%	2,000	2,090	(4)%

Other income	2,957	1,052		2,964	1,023		—	—

Earnings (loss) from continuing operations before income taxes	2,721	1,571	F	2,925	1,565	F	(204)	6	U
Benefit (provision) for income taxes	(162)	(727)		(410)	(982)		248	255
Earnings (loss) from continuing operations	2,559	845	F	2,515	583	F	44	262	(83)%
Earnings (loss) from discontinued operations, net of taxes	81	(123)		(2)	(61)		83	(63)
Net earnings (loss)	2,640	721	F	2,513	522	F	127	199	(36)%
Less net earnings (loss) attributable to noncontrolling interests	3	(7)		2	(9)		1	2
Net earnings (loss) attributable to the Company	2,636	728	F	2,511	532	F	125	197	(37)%
Preferred stock dividends	(194)	(190)		—	—		(194)	(190)
Net earnings (loss) attributable to GE common shareholders	$2,442	$538	F	$2,511	$532	F	$(69)	$6	U
Amounts attributable to GE common shareholders:
Earnings (loss) from continuing operations	$2,559	$845	F	$2,515	$583	F	$44	$262	(83)%
Less net earnings (loss) attributable to noncontrolling interests, continuing operations	1	(9)		—	(11)		1	2
Earnings (loss) from continuing operations attributable to the Company	2,558	854	F	2,515	594	F	43	259	(83)%
Preferred stock dividends	(194)	(190)		—	—		(194)	(190)
Earnings (loss) from continuing operations attributable to GE common shareholders	2,364	663	F	2,515	594	F	(151)	69	U
Earnings (loss) from discontinued operations, net of taxes	81	(123)		(2)	(61)		83	(63)
Less net earnings (loss) attributable to noncontrolling interests, discontinued operations	2	2		2	2		—	—
Net earnings (loss) attributable to GE common shareholders	$2,442	$538	F	$2,511	$532	F	$(69)	$6	U
Per-share amounts - earnings (loss) from continuing operations
Diluted earnings (loss) per share	$0.27	$0.07	F
Basic earnings (loss) per share	$0.27	$0.08	F
Per-share amounts - net earnings (loss)
Diluted earnings (loss) per share	$0.27	$0.06	F
Basic earnings (loss) per share	$0.28	$0.06	F
Total average equivalent shares
Diluted	8,779	8,742	—%
Basic	8,762	8,736	—%
Dividends declared per common share	$0.01	$0.01	—%
Amounts may not add due to rounding. Dollar amounts and share amounts in millions; per-share amounts in dollars.

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF EARNINGS (LOSS) (UNAUDITED)
	Consolidated			GE Industrial			GE Capital
Twelve months ended December 31	2020	2019	V%	2020	2019	V%	2020	2019	V%

Sales of goods and services	$73,022	$87,487	(17)%	$73,100	$87,719	(17)%	$57	$79	(28)%
GE Capital revenues from services	6,597	7,728		—	—		7,188	8,662
Total revenues	79,619	95,214	(16)%	73,100	87,719	(17)%	7,245	8,741	(17)%

Cost of sales	60,421	66,911		57,981	65,166		2,575	2,080
Selling, general and administrative expenses	12,621	13,949		12,073	13,404		823	931
Research & development	2,565	3,118		2,565	3,118		—	—
Interest and other financial charges	3,273	4,227		1,333	2,115		2,186	2,532
Insurance liabilities and annuity benefits	2,397	3,294		—	—		2,438	3,353
Goodwill impairments	1,717	1,486		877	1,486		839	—
Non-operating benefit costs	2,433	2,844		2,424	2,828		9	16
Other costs and expenses	384	458		—	—		469	480
Total costs and expenses	85,809	96,287	(11)%	77,252	88,118	(12)%	9,339	9,392	(1)%

Other income	11,387	2,222		11,444	2,200		—	—

Earnings (loss) from continuing operations before income taxes	5,197	1,149	F	7,291	1,801	F	(2,095)	(652)	U
Benefit (provision) for income taxes	474	(726)		(388)	(1,309)		862	582
Earnings (loss) from continuing operations	5,672	423	F	6,904	492	F	(1,232)	(69)	U
Earnings (loss) from discontinued operations, net of taxes	(125)	(5,335)		(35)	(5,527)		(90)	192
Net earnings (loss)	5,546	(4,912)	F	6,868	(5,035)	F	(1,322)	123	U
Less net earnings (loss) attributable to noncontrolling interests	(158)	66		(161)	66		3	1
Net earnings (loss) attributable to the Company	5,704	(4,979)	F	7,029	(5,101)	F	(1,325)	122	U
Preferred stock dividends	(474)	(460)		—	—		(474)	(460)
Net earnings (loss) attributable to GE common shareholders	$5,230	$(5,439)	F	$7,029	$(5,101)	F	$(1,800)	$(338)	U
Amounts attributable to GE common shareholders:
Earnings (loss) from continuing operations	$5,672	$423	F	$6,904	$492	F	$(1,232)	$(69)	U
Less net earnings (loss) attributable to noncontrolling interests, continuing operations	(158)	7		(161)	6		3	1
Earnings (loss) from continuing operations attributable to the Company	5,829	416	F	7,065	486	F	(1,235)	(70)	U
Preferred stock dividends	(474)	(460)		—	—		(474)	(460)
Earnings (loss) from continuing operations attributable to GE common shareholders	5,355	(44)	F	7,065	486	F	(1,710)	(530)	U
Earnings (loss) from discontinued operations, net of taxes	(125)	(5,335)		(35)	(5,527)		(90)	192
Less net earnings (loss) attributable to noncontrolling interests, discontinued operations	—	60		—	60		—	—
Net earnings (loss) attributable to GE common shareholders	$5,230	$(5,439)	F	$7,029	$(5,101)	F	$(1,800)	$(338)	U
Per-share amounts - earnings (loss) from continuing operations
Diluted earnings (loss) per share	$0.59	$(0.01)	F
Basic earnings (loss) per share	$0.59	$(0.01)	F
Per-share amounts - net earnings (loss)
Diluted earnings (loss) per share	$0.58	$(0.62)	F
Basic earnings (loss) per share	$0.58	$(0.62)	F
Total average equivalent shares
Diluted	8,761	8,724	—%
Basic	8,753	8,724	—%
Dividends declared per common share	$0.04	$0.04	—%
Amounts may not add due to rounding. Dollar amounts and share amounts in millions; per-share amounts in dollars.

GENERAL ELECTRIC COMPANY
SUMMARY OF OPERATING SEGMENTS (UNAUDITED)
	Three months ended December 31			Twelve months ended December 31
(Dollars in millions)	2020	2019	V%	2020	2019	V%
Revenues(a)
Power	$5,383	$5,401	—%	$17,589	$18,625	(6)%
Renewable Energy	4,442	4,747	(6)%	15,666	15,337	2%
Aviation	5,847	8,936	(35)%	22,042	32,875	(33)%
Healthcare	4,823	5,402	(11)%	18,009	19,942	(10)%
Capital	1,796	2,096	(14)%	7,245	8,741	(17)%
Total segment revenues	22,290	26,581	(16)%	80,551	95,519	(16)%
Corporate items and eliminations(a)	(362)	(343)	(6)%	(932)	(305)	U
Consolidated revenues	$21,928	$26,238	(16)%	$79,619	$95,214	(16)%
Segment profit (loss)(a)
Power	$306	$297	3%	$274	$291	(6)%
Renewable Energy	(87)	(227)	62%	(715)	(791)	10%
Aviation	564	2,054	(73)%	1,229	6,812	(82)%
Healthcare	949	1,138	(17)%	3,060	3,737	(18)%
Capital	(151)	69	U	(1,710)	(530)	U
Total segment profit (loss)	1,581	3,331	(53)%	2,138	9,519	(78)%
Corporate items and eliminations(a)	2,057	(117)	F	8,239	(1,825)	F
GE Industrial goodwill impairments	—	(2)	F	(877)	(1,486)	41%
GE Industrial interest and other financial charges	(254)	(423)	40%	(1,333)	(2,115)	37%
GE Industrial non-operating benefit costs	(609)	(1,144)	47%	(2,424)	(2,828)	14%
GE Industrial benefit (provision) for income taxes	(410)	(982)	58%	(388)	(1,309)	70%
Earnings (loss) from continuing operations attributable to GE common shareholders	2,364	663	F	5,355	(44)	F
Earnings (loss) from discontinued operations, net of taxes	81	(123)	F	(125)	(5,335)	98%
Less net earnings attributable to noncontrolling interests, discontinued operations	2	2	—%	—	60	(100)%
Earnings (loss) from discontinued operations, net of tax and noncontrolling interests	78	(125)	F	(125)	(5,395)	98%
Consolidated net earnings (loss) attributable to GE common shareholders	$2,442	$538	F	$5,230	$(5,439)	F
(a)Segment revenues include sales of products and services related to the segment. Segment profit excludes results reported as discontinued operations, significant, higher-cost restructuring programs and other charges, the portion of earnings or loss attributable to noncontrolling interests of consolidated subsidiaries, and as such only includes the portion of earnings or loss attributable to our share of the consolidated earnings or loss of consolidated subsidiaries. Segment profit excludes or includes interest and other financial charges, non-operating benefit costs, income taxes, and preferred stock dividends according to how a particular segment's management is measured – excluded in determining segment profit for Power, Renewable Energy, Aviation and Healthcare; included in determining segment profit, which we sometimes refer to as "net earnings," for Capital. Other income is included in segment profit for the industrial segments. Certain corporate costs, such as those related to shared services, employee benefits and information technology are allocated to our segments based on usage. A portion of the remaining corporate costs is allocated based on each segment's relative net cost of operations. Total segment revenues and profit include the sum of our four industrial segments and one financial services segment, without giving effect to the elimination of transactions among such segments. We believe that this provides investors with a view as to the results of all of our segments, without inter-segment eliminations and corporate items.

Amounts may not add due to rounding

GENERAL ELECTRIC COMPANY STATEMENT OF FINANCIAL POSITION (UNAUDITED)
	Consolidated		GE Industrial		GE Capital
	December 31	December 31	December 31	December 31	December 31	December 31
(Dollars in millions)	2020	2019	2020	2019	2020	2019
Cash, cash equivalents and restricted cash(a)(b)(c)	$36,630	$35,811	$23,209	$17,613	$13,421	$18,198
Investment securities	7,319	9,888	7,319	9,888	—	—
Current receivables	16,691	16,568	13,442	13,682	—	—
Financing receivables – net	1,265	1,077	—	—	5,110	4,922
Inventories, including deferred inventory costs	15,890	17,215	15,890	17,215	—	—
Other GE Capital receivables	3,331	2,635	—	—	5,069	6,881
Receivable from GE Capital	—	—	2,432	2,104	—	—
Current contract assets	5,764	7,390	5,764	7,390	—	—
All other current assets	1,522	3,362	835	852	1,021	2,936
Assets of businesses held for sale	—	9,149	—	8,626	—	241
Current assets	88,412	103,096	68,892	77,371	24,621	33,177

Investment securities	42,549	38,632	36	120	42,515	38,514
Financing receivables – net	1,771	2,057	—	—	1,771	2,057
Other GE Capital receivables	4,661	4,509	—	—	5,076	4,886
Property, plant and equipment – net	44,662	45,879	16,433	17,447	29,600	29,886
Receivable from GE Capital(e)(f)	—	—	16,780	17,038	—	—
Goodwill	25,524	26,734	25,524	25,895	—	839
Other intangible assets – net	9,774	10,653	9,632	10,461	143	192
Contract and other deferred assets	5,888	5,737	5,921	5,769	—	—
All other assets	14,597	13,882	7,948	7,748	7,068	6,294
Deferred income taxes	12,081	9,889	9,350	8,189	2,731	1,700
Assets of discontinued operations	3,532	4,109	144	202	3,388	3,907
Total assets	$253,452	$265,177	$160,658	$170,238	$116,914	$121,454

Short-term borrowings(d)(f)	$4,778	$23,641	$918	$5,606	$2,028	$13,598
Short-term borrowings assumed by GE(e)	—	—	2,432	5,473	2,432	2,104
Accounts payable and equipment project accruals	16,476	17,357	16,380	19,134	947	886
Progress collections and deferred income	18,215	18,389	18,371	18,575	—	—
All other current liabilities	16,600	17,821	14,131	15,251	3,890	4,052
Liabilities of businesses held for sale	—	1,658	—	1,620	—	52
Current liabilities	56,069	78,865	52,232	65,660	9,297	20,691

Deferred income	1,801	1,555	1,801	1,555	—	—
Long-term borrowing(f)	70,288	67,241	19,428	15,085	30,902	26,261
Long-term borrowings assumed by GE(e)	—	—	19,957	25,895	16,780	17,038
Insurance liabilities and annuity benefits	42,191	39,826	—	—	42,565	40,232
Non-current compensation and benefits	29,752	31,687	29,291	31,208	453	472
All other liabilities	16,077	15,938	16,440	16,306	1,151	1,226
Liabilities of discontinued operations	200	203	139	106	61	97
GE shareholders’ equity	35,552	28,316	20,006	13,017	15,545	15,299
Noncontrolling interests	1,522	1,545	1,363	1,406	159	139
Total liabilities and equity	$253,452	$265,177	$160,658	$170,238	$116,914	$121,454
(a)Excluded $0.5 billion and $0.6 billion at December 31, 2020 and 2019, respectively, in GE Capital insurance entities, which is subject to regulatory restrictions. This balance is included in All other assets.
(b)GE Capital cash, cash equivalents and restricted cash totaled $13.4 billion at December 31, 2020, including $0.2 billion which was subject to regulatory restrictions. Under the terms of an agreement between GE Capital and GE Industrial, GE Capital has the right to compel GE Industrial to borrow under the $15.0 billion unused back-up revolving syndicated credit facility. Under this agreement, GE Industrial would transfer the proceeds to GE Capital as intercompany loans, which would be subject to the same terms and conditions as those between GE Industrial and the lending banks. GE Capital has not exercised this right.
(c)Balance included consolidated restricted cash of $0.4 billion and $0.6 billion at December 31, 2020 and December 31, 2019, respectively. GE Industrial restricted cash was $0.4 billion and $0.5 billion at December 31, 2020 and December 31, 2019, respectively, and GE Capital restricted cash was insignificant and $0.1 billion at December 31, 2020 and December 31, 2019, respectively.
(d)GE Industrial borrowings includes commercial paper of zero and $3.0 billion at December 31, 2020 and December 31, 2019, respectively. GE Capital borrowings has no commercial paper at both December 31, 2020 and December 31, 2019, respectively.
(e)At December 31, 2020 the remaining GE Capital borrowings that had been assumed by GE Industrial as part of the GE Capital Exit Plan was $22.4 billion, for which GE Industrial has an offsetting receivable from GE Capital of $19.2 billion. The difference of $3.2 billion represents the amount of borrowings GE Capital has funded with available cash to GE Industrial via an intercompany loan in lieu of issuing borrowings externally.
(f)At December 31, 2020, total GE Industrial borrowings is comprised of GE Industrial-issued borrowings of $20.3 billion and the $3.2 billion of borrowings from GE Capital as described in note (e) above for a total of $23.5 billion.
Amounts may not add due to rounding

GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We believe that presenting non-GAAP financial measures provides management and investors useful measures to evaluate performance and trends of the total company and its businesses. This includes adjustments in recent periods to GAAP financial measures to increase period-to-period comparability following actions to strengthen our overall financial position and how we manage our business.

In addition, management recognizes that certain non-GAAP terms may be interpreted differently by other companies under different circumstances. In various sections of this report we have made reference to the following non-GAAP financial measures in describing our (1) revenues, specifically GE Industrial organic revenues by segment; Gas Power organic revenues; and Power Portfolio organic revenues, (2) costs, specifically Gas Power fixed costs, (3) profit, specifically GE Industrial organic profit and profit margin by segment; Adjusted GE Industrial profit and profit margin (excluding certain items); Adjusted earnings (loss); and Adjusted earnings (loss) per share (EPS), (4) cash flows, specifically GE Industrial free cash flows (FCF) and BioPharma FCF, (5) debt balances, specifically, GE Industrial net debt and GE Industrial net debt/EBITDA ratio and (6) outlook, specifically 2021 Adjusted EPS; and 2021 GE Industrial free cash flows.

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow. Certain columns, rows or percentages within these reconciliations may not add or recalculate due to the use of rounded numbers. Totals and percentages presented are calculated from the underlying numbers in millions.

GE INDUSTRIAL ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
	Revenues			Segment profit (loss)			Profit margin
Three months ended December 31 (In millions)	2020	2019	V%	2020	2019	V%	2020	2019	V pts

Power (GAAP)	$5,383	$5,401	—%	$306	$297	3%	5.7%	5.5%	0.2pts
Less: acquisitions	—	—		—	—
Less: business dispositions	—	22		—	3
Less: foreign currency effect	47	—		(7)	—
Power organic (Non-GAAP)	$5,336	$5,379	(1)%	$313	$294	6%	5.9%	5.5%	0.4pts

Renewable Energy (GAAP)	$4,442	$4,747	(6)%	$(87)	$(227)	62%	(2.0)%	(4.8)%	2.8pts
Less: acquisitions	—	—		—	—
Less: business dispositions	—	34		—	(3)
Less: foreign currency effect	63	—		(4)	—
Renewable Energy organic (Non-GAAP)	$4,379	$4,713	(7)%	$(82)	$(224)	63%	(1.9)%	(4.8)%	2.9pts

Aviation (GAAP)	$5,847	$8,936	(35)%	$564	$2,054	(73)%	9.6%	23.0%	(13.4)pts
Less: acquisitions	—	—		—	—
Less: business dispositions	—	70		—	(18)
Less: foreign currency effect	(1)	—		(8)	—
Aviation organic (Non-GAAP)	$5,848	$8,866	(34)%	$571	$2,072	(72)%	9.8%	23.4%	(13.6)pts

Healthcare (GAAP)	$4,823	$5,402	(11)%	$949	$1,138	(17)%	19.7%	21.1%	(1.4)pts
Less: acquisitions	19	—		4	—
Less: business dispositions	—	947		—	409
Less: foreign currency effect	68	—		22	—
Healthcare organic (Non-GAAP)	$4,736	$4,455	6%	$923	$729	27%	19.5%	16.4%	3.1pts

GE INDUSTRIAL ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
	Revenues			Segment profit (loss)			Profit margin
Twelve months ended December 31 (In millions)	2020	2019	V%	2020	2019	V%	2020	2019	V pts

Power (GAAP)	$17,589	$18,625	(6)%	$274	$291	(6)%	1.6%	1.6%	—pts
Less: acquisitions	19	19		(3)	(2)
Less: business dispositions	15	104		2	7
Less: foreign currency effect	(64)	—		10	—
Power organic (Non-GAAP)	$17,619	$18,502	(5)%	$266	$287	(7)%	1.5%	1.6%	(0.1)pts

Renewable Energy (GAAP)	$15,666	$15,337	2%	$(715)	$(791)	10%	(4.6)%	(5.2)%	0.6pts
Less: acquisitions	—	—		—	—
Less: business dispositions	8	94		—	(11)
Less: foreign currency effect	(167)	—		16	—
Renewable Energy organic (Non-GAAP)	$15,824	$15,243	4%	$(731)	$(781)	6%	(4.6)%	(5.1)%	0.5pts

Aviation (GAAP)	$22,042	$32,875	(33)%	$1,229	$6,812	(82)%	5.6%	20.7%	(15.1)pts
Less: acquisitions	—	—		—	—
Less: business dispositions	13	369		(2)	(2)
Less: foreign currency effect	(3)	—		(5)	—
Aviation organic (Non-GAAP)	$22,032	$32,506	(32)%	$1,237	$6,814	(82)%	5.6%	21.0%	(15.4)pts

Healthcare (GAAP)	$18,009	$19,942	(10)%	$3,060	$3,737	(18)%	17.0%	18.7%	(1.7)pts
Less: acquisitions	55	21		(13)	(4)
Less: business dispositions	21	2,603		(2)	1,111
Less: foreign currency effect	(46)	—		(6)	—
Healthcare organic (Non-GAAP)	$17,979	$17,318	4%	$3,081	$2,630	17%	17.1%	15.2%	1.9pts

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends. We also believe presenting organic revenues* and organic profit* separately for our industrial businesses provides management and investors with useful information about the trends of our industrial businesses and enables a more direct comparison to other non-financial companies.

GE INDUSTRIAL ORGANIC REVENUES (NON-GAAP)	Three months ended December 31			Twelve months ended December 31
(In millions)	2020	2019	V%	2020	2019	V%

GE Industrial revenues (GAAP)	$20,271	$24,460	(17)%	$73,100	$87,719	(17)%
Adjustments:
Less: acquisitions	35	(8)		138	37
Less: business dispositions	—	1,228		58	3,631
Less: foreign currency effect	185	—		(276)	—
GE Industrial organic revenues (Non-GAAP)	$20,051	$23,240	(14)%	$73,180	$84,051	(13)%

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends.

*Non-GAAP Financial Measure

GAS POWER ORGANIC REVENUES (NON-GAAP)	Three months ended December 31			Twelve months ended December 31
(Dollars in millions)	2020	2019	V%	2020	2019	V%
Gas Power revenues (GAAP)	$3,778	$3,880	(3)%	$12,655	$13,122	(4)%
Adjustments:
Less: acquisitions	—	—		—	—
Less: business dispositions	—	—		—	3
Less: foreign currency effect	9	—		(16)	—
Gas Power organic revenues (Non-GAAP)	$3,769	$3,880	(3)%	$12,671	$13,118	(3)%

POWER PORTFOLIO ORGANIC REVENUES (NON-GAAP)	Three months ended December 31			Twelve months ended December 31
(Dollars in millions)	2020	2019	V%	2020	2019	V%
Power Portfolio revenues (GAAP)	$1,605	$1,521	6%	$4,935	$5,503	(10)%
Adjustments:
Less: acquisitions	—	—		19	19
Less: business dispositions	—	22		15	100
Less: foreign currency effect	38	—		(48)	—
Power Portfolio organic revenues (Non-GAAP)	$1,567	$1,499	5%	$4,948	$5,384	(8)%

GAS POWER FIXED COSTS (NON-GAAP)	Three months ended December 31
(Dollars in millions)	2020	2019	V%

Gas Power total costs and expenses (GAAP)	$3,574	3,570
Less: Gas Power variable costs	2,914	2,817
Gas Power Fixed Costs (Non-GAAP)	$661	$753	(12)%

We believe that fixed costs* is a meaningful measure as it is broader than selling, general and administrative costs and represents the costs in the segments that generally do not vary with volume. Segment variable costs* are those costs within our industrial segments that vary with volume. The most significant variable costs would be material and direct labor costs incurred to produce our products and deliver our services that are recorded in the Statement of Earnings line items of cost of goods and cost of services sold.

*Non-GAAP Financial Measure

ADJUSTED GE INDUSTRIAL PROFIT AND PROFIT MARGIN	Three months ended December 31			Twelve months ended December 31
(EXCLUDING CERTAIN ITEMS) (NON-GAAP) (Dollars in millions)	2020	2019		2020	2019

GE Industrial total revenues (GAAP)	$20,271	$24,460	(17)%	$73,100	$87,719	(17)%

Costs
GE Industrial total costs and expenses (GAAP)	$20,310	$23,917	(15)%	$77,252	$88,118	(12)%
Less: GE Industrial interest and other financial charges	254	423		1,333	2,115
Less: non-operating benefit costs	609	1,144		2,424	2,828
Less: restructuring & other	170	340		693	922
Less: Steam asset impairments	—	—		363	—
Less: SEC settlement	—	—		100	—
Less: goodwill impairments	—	2		728	1,486
Add: noncontrolling interests	—	(11)		(161)	6
Adjusted GE Industrial costs (Non-GAAP)	$19,276	$21,998	(12)%	$71,450	$80,773	(12)%

Other Income
GE Industrial other income (GAAP)	$2,964	$1,023	F	$11,444	$2,200	F
Less: unrealized gains (losses)	2,817	917		(1,911)	793
Less: restructuring & other	13	27		13	36
Less: gains (losses) and impairments for disposed or held for sale businesses	(160)	(148)		12,472	4
Adjusted GE Industrial other income (Non-GAAP)	$294	$227	30%	$871	$1,367	(36)%

GE Industrial profit (GAAP)	$2,925	$1,565	$—	$7,291	$1,801	F
GE Industrial profit margin (GAAP)	14.4%	6.4%	800 bps	10.0%	2.1%	790 bps

Adjusted GE Industrial profit (Non-GAAP)	$1,289	$2,689	(52)%	$2,520	$8,313	(70)%
Adjusted GE Industrial profit margin (Non-GAAP)	6.4%	11.0%	460 bps	3.4%	9.5%	610 bps

We believe these measures are meaningful because they increase the comparability of period-to-period results.

ADJUSTED GE INDUSTRIAL ORGANIC PROFIT	Three months ended December 31			Twelve months ended December 31
(NON-GAAP) Dollars in millions)	2020	2019	V%	2020	2019	V%

Adjusted GE Industrial profit (Non-GAAP)	$1,289	$2,689	(52)%	$2,520	$8,313	(70)%
Adjustments:
Less: acquisitions	5	12		(4)	6
Less: business dispositions	—	368		(3)	1,064
Less: foreign currency effect	7	—		22	—
Adjusted GE Industrial organic profit (Non-GAAP)	$1,277	$2,308	(45)%	$2,505	$7,244	(65)%

Adjusted GE Industrial profit margin (Non-GAAP)	6.4%	11.0%	460 bps	3.4%	9.5%	610 bps
Adjusted GE Industrial organic profit margin (Non-GAAP)	6.4%	9.9%	350 bps	3.4%	8.6%	520 bps

We believe that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends.

ADJUSTED EARNINGS (LOSS) (NON-GAAP)	Three months ended December 31			Twelve months ended December 31
(Dollars in millions)	2020	2019	V%	2020	2019	V%

Consolidated earnings (loss) from continuing operations attributable to GE common shareholders (GAAP)	$2,341	$654	F	$5,342	$(45)	F
Add: Accretion of redeemable noncontrolling interests (RNCI)	(10)	—		(151)	—
Less: GE Capital earnings (loss) from continuing operations attributable to GE common shareholders (GAAP)	(151)	69	U	(1,710)	(530)	U
GE Industrial earnings (loss) (Non-GAAP)	2,482	585	F	6,901	485	F
Non-operating benefits costs (pre-tax) (GAAP)	(609)	(1,144)		(2,424)	(2,828)
Tax effect on non-operating benefit costs	128	240		509	594
Less: non-operating benefit costs (net of tax)	(481)	(904)		(1,915)	(2,234)
Gains (losses) and impairments for disposed or held for sale businesses (pre-tax)	(160)	(148)		12,472	4
Tax effect on gains (losses) and impairments for disposed or held for sale businesses	190	31		(1,080)	34
Less: gains (losses) and impairments for disposed or held for sale businesses (net of tax)	30	(117)		11,392	39
Restructuring & other (pre-tax)	(157)	(313)		(680)	(886)
Tax effect on restructuring & other	33	68		151	187
Less: restructuring & other (net of tax)	(124)	(244)		(529)	(699)
Less: SEC Settlement (pre-tax and net of tax)	—	—		(100)	—
Steam asset impairments (pre-tax)	—	—		(363)	—
Tax effect on Steam asset impairments	—	—		37	—
Less: Steam asset impairments (net of tax)	—	—		(326)	—
Goodwill impairments (pre-tax)	—	(2)		(728)	(1,486)
Tax effect on goodwill impairments	—	—		(23)	(55)
Less: goodwill impairments (net of tax)	—	(2)		(751)	(1,541)
Unrealized gains (losses) (pre-tax)	2,817	917		(1,911)	793
Tax on unrealized gains (losses)	(491)	(140)		460	(114)
Less: unrealized gains (losses)	2,326	777		(1,451)	679
Debt extinguishment costs (pre-tax)	—	—		(63)	(255)
Tax effect on debt extinguishment costs	—	—		13	53
Less: debt extinguishment costs (net of tax)	—	—		(50)	(201)
BioPharma deal expense (pre-tax)	—	—		—	—
Tax on BioPharma deal expense	—	(633)		—	(647)
Less: BioPharma deal expense (net of tax)	—	(633)		—	(647)
Accretion of RNCI (pre-tax)	(10)	—		(151)	—
Tax effect on accretion of RNCI	—	—		—	—
Less: Accretion of RNCI (net of tax)	(10)	—		(151)	—
Less: GE Industrial U.S. tax reform enactment adjustment	—	—		(51)	(101)
Adjusted GE Industrial earnings (loss) (Non-GAAP)	$742	$1,708	(57)%	$833	$5,191	(84)%

GE Capital earnings (loss) from continuing operations attributable to GE common shareholders (GAAP)	$(151)	$69	U	$(1,710)	$(530)	U
Insurance premium deficiency test charge (pre-tax)	—	—		—	(972)
Tax effect on insurance premium deficiency test charge	—	—		—	204
Less: Insurance premium deficiency test charge (net of tax)	—	—		—	(768)
Goodwill impairments (pre-tax)	—	—		(839)	—
Tax effect on goodwill impairments	—	—		3	—
Less: goodwill impairments (net of tax)	—	—		(836)	—
Less: SEC Settlement (pre-tax and net of tax)	(100)	—		(100)	—
Debt extinguishment costs (pre-tax)	(95)	—		(238)	—
Tax effect on debt extinguishment costs	20	—		44	—
Less: debt extinguishment costs (net of tax)	(75)	—		(194)	—
Less: GE Capital U.S. tax reform enactment adjustment	—	—		2	99
Less: GE Capital tax benefit related to BioPharma sale	47	—		143	—
Adjusted GE Capital earnings (loss) (Non-GAAP)	$(24)	$69	U	$(724)	$139	U

Adjusted GE Industrial earnings (loss) (Non-GAAP)	$742	$1,708	(57)%	$833	$5,191	(84)%
Add: Adjusted GE Capital earnings (loss) (Non-GAAP)	(24)	69	U	(724)	139	U
Adjusted earnings (loss) (Non-GAAP)	$718	$1,777	(60)%	$109	$5,330	(98)%

ADJUSTED EARNINGS (LOSS) PER SHARE (EPS)	Three months ended December 31			Twelve months ended December 31
(NON-GAAP)	2020	2019	V%	2020	2019	V%

Consolidated EPS from continuing operations attributable to GE common shareholders (GAAP)	$0.27	$0.07	F	$0.61	$(0.01)	F
Add: accretion of RNCI	—	—		(0.02)	—
Less: GE Capital EPS from continuing operations attributable to GE common shareholders (GAAP)	(0.02)	0.01	U	(0.20)	(0.06)	U
GE Industrial EPS (Non-GAAP)	$0.28	$0.07	F	$0.79	$0.06	F
Non-operating benefits costs (pre-tax) (GAAP)	(0.07)	(0.13)		(0.28)	(0.32)
Tax effect on non-operating benefit costs	0.01	0.03		0.06	0.07
Less: non-operating benefit costs (net of tax)	(0.05)	(0.10)		(0.22)	(0.26)
Gains (losses) and impairments for disposed or held for sale businesses (pre-tax)	(0.02)	(0.02)		1.42	—
Tax effect on gains (losses) and impairments for disposed or held for sale businesses	0.02	—		(0.12)	—
Less: gains (losses) and impairments for disposed or held for sale businesses (net of tax)	—	(0.01)		1.30	—
Restructuring & other (pre-tax)	(0.02)	(0.04)		(0.08)	(0.10)
Tax effect on restructuring & other	—	0.01		0.02	0.02
Less: restructuring & other (net of tax)	(0.01)	(0.03)		(0.06)	(0.08)
Less: SEC Settlement (pre-tax and net of tax)	—	—		(0.01)	—
Steam asset impairments (pre-tax)	—	—		(0.04)	—
Tax effect on Steam asset impairments	—	—		—	—
Less: Steam asset impairments (net of tax)	—	—		(0.04)	—
Goodwill impairments (pre-tax)	—	—		(0.08)	(0.17)
Tax effect on goodwill impairments	—	—		—	(0.01)
Less: goodwill impairments (net of tax)	—	—		(0.09)	(0.18)
Unrealized gains (losses) (pre-tax)	0.32	0.10		(0.22)	0.09
Tax on unrealized gains (losses)	(0.06)	(0.02)		0.05	(0.01)
Less: unrealized gains (losses) (net of tax)	0.26	0.09		(0.17)	0.08
Debt extinguishment costs (pre-tax)	—	—		(0.01)	(0.03)
Tax effect on debt extinguishment costs	—	—		—	0.01
Less: debt extinguishment costs (net of tax)	—	—		(0.01)	(0.02)
BioPharma deal expense (pre-tax)	—	—		—	—
Tax on BioPharma deal expense	—	(0.07)		—	(0.07)
Less: BioPharma deal expense (net of tax)	—	(0.07)		—	(0.07)
Accretion of RNCI (pre-tax)	—	—		(0.02)	—
Tax effect on accretion of RNCI	—	—		—	—
Less: Accretion of RNCI (net of tax)	—	—		(0.02)	—
Less: GE Industrial U.S. tax reform enactment adjustment	—	—		(0.01)	(0.01)
Adjusted GE Industrial EPS (Non-GAAP)	$0.08	$0.20	(60)%	$0.10	$0.59	(83)%

GE Capital EPS from continuing operations attributable to GE common shareholders (GAAP)	$(0.02)	$0.01	U	$(0.20)	$(0.06)	U
Insurance premium deficiency test charge (pre-tax)	—	—		—	(0.11)
Tax effect on insurance premium deficiency test charge	—	—		—	0.02
Less: Insurance premium deficiency test charge (net of tax)	—	—		—	(0.09)
Goodwill impairments (pre-tax)	—	—		(0.10)	—
Tax effect on goodwill impairments	—	—		—	—
Less: goodwill impairments (net of tax)	—	—		(0.10)	—
Less: SEC Settlement (pre-tax and net of tax)	(0.01)	—		(0.01)	—
Debt extinguishment costs (pre-tax)	(0.01)	—		(0.03)	—
Tax effect on debt extinguishment costs	—	—		—	—
Less: Debt extinguishment costs (net of tax)	(0.01)	—		(0.02)	—
Less: GE Capital U.S. tax reform enactment adjustment	—	—		—	0.01
Less: GE Capital tax benefit related to BioPharma sale	0.01	—		0.02	—
Adjusted GE Capital EPS (Non-GAAP)	$—	$0.01	(100)%	$(0.08)	$0.02	U

Adjusted GE Industrial EPS (Non-GAAP)	$0.08	$0.20	(60)%	$0.10	$0.59	(83)%
Add: Adjusted GE Capital EPS (Non-GAAP)	—	0.01	(100)%	(0.08)	0.02	U
Adjusted EPS (Non-GAAP)	$0.08	$0.20	(60)%	$0.01	$0.61	(98)%

Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.
The service cost for our pension and other benefit plans are included in adjusted earnings*, which represents the ongoing cost of providing pension benefits to our employees. The components of non-operating benefit costs are mainly driven by capital allocation decisions and market performance. We believe the retained costs in Adjusted earnings* and Adjusted EPS* provides management and investors a useful measure to evaluate the performance of the total company and increases period-to-period comparability. We also use Adjusted EPS* as a performance metric at the company level for our annual executive incentive plan for 2020. We believe presenting Adjusted Industrial earnings* and Adjusted Industrial EPS* separately for our financial services businesses also provides management and investors with useful information about the relative size of our industrial and financial services businesses in relation to the total company.

GE INDUSTRIAL FREE CASH FLOW (FCF) (NON-GAAP)	Three months ended December 31		Twelve months ended December 31
(In millions)	2020	2019	2020	2019

GE Industrial CFOA (GAAP)	$1,921	$4,537	$(1,254)	$4,614
Add: gross additions to property, plant and equipment	(276)	(620)	(1,579)	(2,216)
Add: gross additions to internal-use software	(23)	(71)	(143)	(274)
Less: GE Pension Plan funding	(2,500)	—	(2,500)	—
Less: taxes related to business sales	(245)	(38)	(1,082)	(198)
GE Industrial free cash flow (Non-GAAP)	$4,367	$3,884	$606	$2,322

We believe investors may find it useful to compare GE Industrial's free cash flows* performance without the effects of cash used for taxes related to business sales and contributions to the GE Pension Plan. We believe this measure will better allow management and investors to evaluate the capacity of our industrial operations to generate free cash flows.

BIOPHARMA FREE CASH FLOW (FCF) (NON-GAAP)
(In millions)	Three months ended March 31, 2020

BioPharma CFOA (GAAP)	$315
Add: gross additions to property, plant and equipment	(17)
Add: gross additions to internal-use software	(2)
BioPharma free cash flow (Non-GAAP)	$295

GE INDUSTRIAL NET DEBT (NON-GAAP)	December 31, 2020	December 31, 2019

Total GE Industrial short- and long-term borrowings (GAAP)	$42,736	$52,059
Less: GE Capital short- and long-term debt assumed by GE Industrial	22,390	31,368
Add: intercompany loans from GE Capital	3,177	12,226
Total adjusted GE Industrial borrowings	$23,523	$32,917
Pension and principal retiree benefit plan liabilities (pre-tax)(a)	25,492	27,773
Less: taxes at 21%	5,353	5,832
Pension and principal retiree benefit plan liabilities (net of tax)	$20,139	$21,941
GE Industrial operating lease liabilities	3,133	3,369
GE Industrial preferred stock	5,918	5,738
Less: 50% of GE Industrial preferred stock	2,959	2,869
50% of preferred stock	$2,959	$2,869
Deduction for total GE Industrial cash, cash equivalents and restricted cash	(23,209)	(17,613)
Less: 25% of GE Industrial cash, cash equivalents and restricted cash	(5,802)	(4,403)
Deduction for 75% of GE Industrial cash, cash equivalents and restricted cash	$(17,407)	$(13,210)
Total GE Industrial net debt (Non-GAAP)	$32,347	$47,886

(a) Represents the sum of the net deficit of principal pension, other pension, and principal retiree benefit plans.
In this document we use GE Industrial net debt*, which is calculated based on rating agency methodologies. We are including the calculation of GE Industrial net debt* to provide investors more clarity regarding how the credit rating agencies measure GE Industrial leverage.

*Non-GAAP Financial Measure

GE INDUSTRIAL LEVERAGE EBITDA (NON-GAAP)	December 31, 2020	December 31, 2019

GE Industrial earnings (loss) from continuing operations before income taxes (GAAP)	$7,291	$1,801
Less: interest and other financial charges	(1,333)	(2,115)
Less: depreciation, amortization of property, plant and equipment and amortization of intangible assets	(3,456)	(3,513)
Less: non-operating benefit costs	(2,424)	(2,828)
Less: goodwill impairments	(877)	(1,486)
Less: other items	10,196	739
Add: disposition related adjustments	267	350
Total GE Industrial leverage EBITDA (Non-GAAP)	$5,453	$11,354

In this document we use GE Industrial leverage EBITDA*, which is calculated based on rating agency methodologies. We are including the calculation of GE Industrial leverage EBITDA* to provide investors more clarity regarding how the credit rating agencies measure GE Industrial leverage.

2021 OPERATING FRAMEWORK: 2021 ADJUSTED EPS (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for Adjusted EPS* in 2021 without unreasonable effort due to the uncertainty of timing of any gains or losses related to acquisitions & dispositions, the timing and magnitude of the financial impact related to the mark-to-market of our remaining investment in Baker Hughes, and the timing and magnitude of restructuring expenses. Although we have attempted to estimate the amount of gains and restructuring charges for the purpose of explaining the probable significance of these components, this calculation involves a number of unknown variables, resulting in a GAAP range that we believe is too large and variable to be meaningful.

2021 OPERATING FRAMEWORK: 2021 GE INDUSTRIAL FREE CASH FLOW (NON-GAAP)

We cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for GE Industrial Free Cash flow* in 2021 without unreasonable effort due to the uncertainty of timing of deal taxes related to business sales.

*Non-GAAP Financial Measure

Caution Concerning Forward Looking Statements:

This release and certain of our other public communications and SEC filings may contain statements related to future, not past, events. These forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "estimate," "forecast," "target," "preliminary," or "range." Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the potential impacts of the COVID-19 pandemic on our business operations, financial results and financial position and on the world economy; our expected financial performance, including cash flows, revenues, organic growth, margins, earnings and earnings per share; macroeconomic and market conditions and volatility; planned and potential business or asset dispositions; our de-leveraging plans, including leverage ratios and targets, the timing and nature of actions to reduce indebtedness and our credit ratings and outlooks; GE's and GE Capital's funding and liquidity; our businesses’ cost structures and plans to reduce costs; restructuring, goodwill impairment or other financial charges; or tax rates.

For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include:
•the continuing severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic, of businesses’ and governments’ responses to the pandemic and of individual factors such as aviation passenger confidence on our operations and personnel, and on commercial activity and demand across our and our customers’ businesses, and on global supply chains;
•the extent to which the COVID-19 pandemic and related impacts will continue to adversely impact our business operations, financial performance, results of operations, financial position, the prices of our securities and the achievement of our strategic objectives;
•changes in macroeconomic and market conditions and market volatility (including developments and volatility arising from the COVID-19 pandemic), including interest rates, the value of securities and other financial assets (including our equity ownership position in Baker Hughes), oil, natural gas and other commodity prices and exchange rates, and the impact of such changes and volatility on our financial position and businesses;
•our de-leveraging and capital allocation plans, including with respect to actions to reduce our indebtedness, the timing and amount of GE dividends, organic investments, and other priorities;
•further downgrades of our current short- and long-term credit ratings or ratings outlooks, or changes in rating application or methodology, and the related impact on our liquidity, funding profile, costs and competitive position;
•GE’s liquidity and the amount and timing of our GE Industrial cash flows and earnings, which may be impacted by customer, supplier, competitive, contractual and other dynamics and conditions;
•GE Capital's capital and liquidity needs, including in connection with GE Capital’s run-off insurance operations and discontinued operations, the amount and timing of required capital contributions to the insurance operations and any strategic actions that we may pursue; the impact of conditions in the financial and credit markets on GE Capital's ability to sell financial assets; the availability and cost of funding; and GE Capital's exposure to particular counterparties and markets, including through GECAS to the aviation sector and adverse impacts related to COVID-19;
•our success in executing and completing asset dispositions or other transactions, including our plan to exit our equity ownership position in Baker Hughes, the timing of closing for such transactions and the expected proceeds and benefits to GE;
•global economic trends, competition and geopolitical risks, including changes in the rates of investment or economic growth in key markets we serve, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries, and related impacts on our businesses' global supply chains and strategies;
•market developments or customer actions that may affect levels of demand and the financial performance of the major industries and customers we serve, such as secular, cyclical and competitive pressures in our Power business, pricing and other pressures in the renewable energy market, levels of demand for air travel and other dynamics related to the COVID-19 pandemic, conditions in key geographic markets and other shifts in the competitive landscape for our products and services;
•operational execution by our businesses, including the operations and execution of our Power and Renewable Energy businesses, and the performance of our Aviation business;
•changes in law, regulation or policy that may affect our businesses, such as trade policy and tariffs, regulation related to climate change, and the effects of tax law changes;
•our decisions about investments in new products, services and platforms, and our ability to launch new products in a cost-effective manner;
•our ability to increase margins through implementation of operational changes, restructuring and other cost reduction measures;
•the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of Alstom and other investigative and legal proceedings;
•the impact of actual or potential failures of our products or third-party products with which our products are integrated and related reputational effects;
•the impact of potential information technology, cybersecurity or data security breaches; and
•the other factors that are described in "Risk Factors" in in our Annual Report on Form 10-K for the year ended December 31, 2019, as updated in our Quarterly Reports on Form 10-Q.

These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

This release includes certain forward-looking projected financial information that is based on current estimates and forecasts, and actual results could differ materially. Refer also to the webcast of our investor conference later this morning for additional discussion of our outlook and uncertainties that could cause our future results to be different than our current expectations.

Our financial services business is operated by GE Capital Global Holdings, LLC (GECGH). In this document, we refer to GECGH and our financial services business as “GE Capital”. We refer to the industrial businesses of the Company as GE Industrial.

GE’s Investor Relations website at www.ge.com/investor and our corporate blog at www.gereports.com, as well as GE’s Facebook page and Twitter accounts, contain a significant amount of information about GE, including financial and other information for investors. GE encourages investors to visit these websites from time to time, as information is updated and new information is posted.

Additional Financial Information

Additional financial information can be found on the Company’s website at: www.ge.com/investor under Events and Reports.

Conference Call and Webcast

GE will discuss its results during its investor conference call today starting at 8:00 a.m. ET. The conference call will be broadcast live via webcast, and the webcast and accompanying slide presentation containing financial information can be accessed by visiting the Events and Reports page on GE’s website at: www.ge.com/investor. An archived version of the webcast will be available on the website after the call.

About GE

GE (NYSE:GE) rises to the challenge of building a world that works. For more than 125 years, GE has invented the future of industry, and today the company’s dedicated team, leading technology, and global reach and capabilities help the world work more efficiently, reliably, and safely. GE’s people are diverse and dedicated, operating with the highest level of integrity and focus to fulfill GE’s mission and deliver for its customers. www.ge.com

GE Investor Contact:
Steve Winoker, 617.443.3400
swinoker@ge.com

GE Media Contact:
Mary Kate Mullaney, 202.304.6514
marykate.nevin@ge.com